COLLATERAL AGENCY AND
                           INTERCREDITOR AGREEMENT

     THIS COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT ("Agreement") is made and entered into this 24th day of March, 1998, by and among Principal Mutual Life Insurance Company, Nippon Life Insurance Company of America, TransAmerica Life Insurance and Annuity Company, TransAmerica Assurance Company, TransAmerica Occidental Life Insurance Company, ProvidentMutual Life and Annuity Company of America, Berkshire Life Insurance Company, and The Security Mutual Life Insurance Company of Lincoln, Nebraska (all of the foregoing parties are sometimes hereinafter individually referred to as a "Private Noteholder" and collectively referred to as the "Private Noteholders"), Harris Trust and Savings Bank ("Harris Trust"), The First National Bank of Chicago ("First Chicago"), Bank of America NT&SA ("Bank of America"), SunTrust Bank, Atlanta ("SunTrust Bank"), and Mercantile Bank National Association ("Mercantile") in its capacity as a Bank and as agent ("Agent") for the Banks under the Revolving Credit Agreement (as hereinafter defined) (Harris Trust, First Chicago, Bank of America, SunTrust Bank and Mercantile are sometimes hereinafter referred to individually as a "Bank" and collectively referred to as the "Banks"), Mercantile Bank National Association, as collateral agent for the "Creditors" (as hereinafter defined) under this Agreement and the "Security Agreements" (as hereinafter defined) (in such capacity, the "Collateral Agent"), Huntco Inc., a Missouri corporation ("Company"), Huntco Nevada, Inc., a Nevada corporation which is a wholly-owned subsidiary of Company ("Huntco Nevada"), Huntco Steel, Inc., a Delaware corporation which is a wholly-owned subsidiary of Huntco Nevada ("Huntco Steel"), Midwest Products, Inc., a Missouri corporation which is a wholly-owned subsidiary of Huntco Nevada ("Midwest Products"), and HSI Aviation, Inc., a Missouri corporation which is a wholly owned subsidiary of Huntco Steel ("HSI Aviation") (Huntco Nevada, Huntco Steel, Midwest Products and HSI Aviation are sometimes hereinafter individually referred to as a "Guarantor" and collectively referred to as the "Guarantors).

                                 RECITALS

     A. Huntco Inc., a Missouri corporation ("Company") and the Private Noteholders entered into those certain Note Purchase Agreements dated July 14, 1995, as amended by that certain First Amendment to Note Purchase Agreements dated effective March 24, 1998 ("Note Purchase Agreements"), in which Private Noteholders purchased from the Company its 8.13% Notes due July 15, 2005 (the "Private Notes") in the aggregate principal amount of Fifty Million Dollars ($50,000,000.00).

     B. Company and the Banks or their predecessors entered into that certain Revolving Credit Agreement dated December 17, 1996, as amended by that First Amendment to Revolving Credit Agreement dated effective April 30, 1997, and as further amended and restated by that Amended and Restated Revolving Credit Agreement dated effective March 24, 1998 ("Revolving Credit Agreement"), in which Banks extended a revolving credit facility to Company up to an aggregate principal amount not to exceed the lesser of the Borrowing Base (as defined in the Revolving Credit Agreement) or Eighty Million Dollars ($80,000,000.00).

     C. Each of the Private Noteholders represents and warrants to the Company that it is the holder of the Private Notes outstanding as of the date of this Agreement in the principal amount shown below its respective signature blocks and each of the Banks represents and warrants to the Company that it is the sole owner and holder of all of the rights and loans of such Bank under the Revolving Credit Agreement as of the date of this Agreement in the amount of its Commitment stated in the Revolving Credit Agreement and no third parties have been granted participation interests therein as of the date of this Agreement.

     D. All of the Guarantors are guarantors of the Company's obligations under the Revolving Credit Agreement and are guarantors of the Company's obligations under the Note Purchase Agreements.

     E. Company, Guarantors, Private Noteholders, Agent and Banks have agreed that Company and each of the Guarantors will grant to the Collateral Agent for the equal and ratable benefit of the Creditors a first priority security interest in the Collateral (as defined herein) owned by them, as security for the Company's and the Guarantors' fulfillment of their respective obligations under the Note Purchase Agreements and the Revolving Credit Agreement, and the Guarantor's fulfillment of their guaranty obligations relating thereto.

     F. The Private Noteholders, Agent and the Banks agree to release the security interest in the Collateral if the Company satisfies the conditions of
Section 7.1 of this Agreement.

     G. The parties are entering into this Agreement to, among other things, appoint the "Collateral Agent" as collateral agent to hold a security interest in the Collateral for the benefit of the Private Noteholders, Agent and the Banks and to perform such additional duties as provided herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Private Noteholders, the Banks, the Agent, the Collateral Agent, the Company and the Guarantors hereby mutually promise and agree as follows:

SECTION 1.     DEFINITIONS.

     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

          Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

          Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

          Collateral shall mean the collateral in which the Company or the Guarantors have granted a security interest pursuant to the terms of the Security Agreements.

          Collateral Agent shall mean Mercantile Bank National Association in its capacity as collateral agent for the Creditors hereunder and its successors in such capacity.

          Commitments shall mean the Banks' commitments to make Loans to Company or issue Letters of Credit for the account of Company pursuant to the Revolving Credit Agreement and Commitment shall mean each Bank's individual share of the Commitments pursuant to the terms of the Revolving Credit Agreement.

          Company Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, reasonable attorneys' fees and other amounts), liabilities, obligations (including, without limitation, reimbursement obligations with respect to standby and/or commercial letters of credit issued by a Creditor for the account of Company and/or any of the Guarantors) and indemnities of the Company to the Collateral Agent and/or any one or more of the Creditors evidenced by or arising under this Agreement, the Note Purchase Agreements, the Revolving Credit Agreement and/or any of the other Credit Documents.

          Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Company and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

          Consolidated Debt to Consolidated EBITDA Ratio shall mean, as of the last day of any fiscal quarter of Company, the ratio of (a) Consolidated Debt as of such day to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period of Company ending on such day.

          Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by the Company and its Subsidiaries during such period (whether paid or deferred) plus (iii) all depreciation and amortization expenses of the Company and its Subsidiaries during such period, all determined on a consolidated basis and in accordance with GAAP.

          Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Company and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Company and its Subsidiaries with respect to letters of credit and bankers' acceptance financing, the net costs associated with interest swap obligations of Company and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

          Consolidated Net Income and Consolidated Net Loss shall mean, for the period in question, the after-tax net income or loss of Company and its Subsidiaries during such period, determined on a consolidated basis and in accordance with GAAP, but excluding in any event the following:

          (a) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, transfer or other disposition of fixed or capital assets (i.e., assets other than current assets);

          (b) any gains resulting from any reappraisal, revaluation or write-up of assets;

          (c) any equity of the Company or any Subsidiary in the undistributed earnings of any corporation which is not a Subsidiary (unless the Company or any Subsidiary owns a sufficient number of shares of voting stock of such corporation to elect a majority of the board of directors of such corporation);

          (d) undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary is not at the time permitted by the terms of its charter documents or any agreement, document, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

          (e) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any fiscal period prior to the fiscal period in which the acquisition occurs;

          (f) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary;

          (g) gains from the acquisition or disposition of Investments (other than Investments of the types described in clauses (c), (d), (e) and (f) of the definition of Restricted Investments included in the Revolving Credit Agreement) or from the retirement or extinguishment of Debt;

          (h) gains on collections from insurance (other than business interruption insurance) policies or settlements (net of premiums paid or other expenses incurred with respect to such gains during the fiscal period in which the gain occurs, to the extent such premiums or other expenses are not already reflected in Consolidated Net Income for such fiscal period);

          (i) any restoration to income of any contingency reserve (but only if such restoration to income is in an amount in excess of $500,000.00), except to the extent that provision for such reserve was made out of income accrued during such period;

          (j) any net income or gain (but not any net loss) during such period from any change in accounting principles, from any discontinued operations or the disposition thereof or from any prior period adjustments; and

          (k)     any extraordinary gains and/or losses;

all determined in accordance with GAAP. If the preceding calculation results in a number less than zero, such amount shall be considered a Consolidated Net Loss.

          Creditors shall mean collectively, (i) the Banks, (ii) the Private Noteholders, (iii) the Agent and (iv) their respective successors and assigns, in each case as holder of the Secured Obligations.

          Credit Documents shall mean this Agreement, the Security Agreements, the Note Purchase Agreements, the Private Notes, the Subsidiary Guaranty, the Revolving Credit Agreement, the Revolving Credit Notes, and the Letter of Credit Applications.

          Debt of any Person shall mean, as of the date of determination thereof, the sum of (a) all Indebtedness of such Person for borrowed money and/or which has been incurred in connection with the purchase or other acquisition of Property or assets (other than unsecured trade accounts payable incurred in the ordinary course of business) and/or which bears interest plus
(b) all Capitalized Lease Obligations of such Person plus (c) all guarantees by such Person of Debt of others.

          Escrow Release Date shall mean with respect to any Letter of Credit, the earlier to occur of (A) a drawing on such Letter of Credit or (B) the expiration or termination of such Letter of Credit.

          Event of Default shall mean a Bank Loan Default or a Private Note Default as defined in Section 3.1 herein.

          Foreclosure shall mean foreclosure sale, assignment, transfer, sale, collection or other disposition or application of any Collateral.

          GAAP shall mean generally accepted accounting principles at the time in the United States.

          Guarantor Obligations shall mean, with respect to each Guarantor, any and all present and future indebtedness, liabilities, obligations and indemnities of such Guarantor to the Collateral Agent and/or any one or more of the Creditors evidenced by or arising under this Agreement, the Note Purchase Agreements, the Subsidiary Guaranty, the Revolving Credit Agreement, the Security Agreements and/or any of the other Credit Documents.

          Guarantors shall mean Huntco Nevada, Huntco Steel, Midwest Products and HSI Aviation.

          Indebtedness shall mean, with respect to any Person, without duplication, all indebtedness, liabilities and obligations of such Person which in accordance with GAAP are required to be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include (a) all obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of Property or assets, (b) all obligations secured by any Lien on, or payable out of the proceeds of or production from, any Property or assets owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, (c) all indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which such Person is a venturer or general partner, recourse to which may be had against such Person,
(d) all obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such Property, (e) all Capitalized Lease Obligations of such Person, (f) all indebtedness, liabilities and obligations of such Person under guarantees and (g) all unpaid reimbursement obligations of such Person with respect to letters of credit issued for the account of such Person which have been drawn on.

          Instruction Notice shall mean a notice delivered by the Required Creditors to the Collateral Agent pursuant to Section 3.2, containing direction as to action to be taken or not to be taken hereunder or under any Credit Document and containing a certification by the Person(s) executing such notice that such Person(s) are authorized to execute such notice on behalf of the Required Creditors and that the aggregate principal and interest amount of Total Outstandings held by such Required Creditors is as specified in such notice.

          Investment shall mean any investment by Company or any Subsidiary in any Person, whether payment therefor is made in cash or capital stock of Company or any Subsidiary. and whether such investment is by acquisition of stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

          Letter of Credit and Letters of Credit shall have the meanings ascribed thereto in Section 3.01(a) of the Revolving Credit Agreement.

          Letter of Credit Application shall have the same meaning ascribed thereto in the Revolving Credit Agreement.

          Letter of Credit Loan shall have the meaning ascribed thereto in
Section 3.01(c) of the Revolving Credit Agreement.

          Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

          Loans shall mean the Revolving Credit Loans and the Letter of Credit Loans made by the Banks pursuant to the Revolving Credit Agreement.

          Mercantile shall mean Mercantile Bank National Association, a national banking association, in its individual corporate capacity as a Bank hereunder and not as Agent or Collateral Agent hereunder.

          Notice of Cancellation shall mean any notice delivered to the Collateral Agent from any Creditor(s) which previously delivered a Notice of Default to the Collateral Agent stating that the Event of Default which was the subject of such Notice of Default is no longer continuing.

          Notice of Default shall mean any notice delivered to the Collateral Agent from any Creditor(s) pursuant to Section 3.1 stating that an Event of Default has occurred and is continuing.

          Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible. Properties shall mean the plural of Property. For purposes of this Agreement, the Company and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          Pro Rata Share shall mean, with respect to each Creditor, a percentage, the numerator of which is the sum of (i) the aggregate principal and interest amount of all Revolving Credit Loans due to the Creditor that are outstanding as of such date, plus (ii) such Creditor's pro rata share (whether by way of participation or otherwise) of the aggregate principal and interest amount of all Letter of Credit Loans that are outstanding as of such date plus
(iii) such Creditor's pro rata share (whether by way of participation or otherwise) of the aggregate undrawn face amount of all Letters of Credit that are outstanding as of such date reduced by any amounts held in escrow in respect of such undrawn Letters of Credit by the Collateral Agent pursuant to
Section 5.5 plus (iv) the aggregate principal and interest amount of all Private Notes due to the Creditor that are outstanding as of such date, and the denominator of which is the Total Outstandings as of such date.

          Reallocable Payment shall mean (i) any amount received by a Creditor in respect of any Secured Obligations by virtue of an exercise of any right of set-off or offset, (ii) any payment received by a Creditor or Collateral Agent while any Event of Default has occurred and is continuing and with respect to which a Notice of Default has been delivered to the Collateral Agent, (iii) any amount received from any enforcement of any security interest in any of the Collateral and (iv) any distribution made in connection with any bankruptcy, liquidation, reorganization, dissolution, winding up or similar proceedings with respect to the Company or any of the Guarantors attributable to such Creditor's security interest in any of the Collateral.

          Repayment Date shall mean the date on which all of the following have occurred: (i) all Secured Obligations shall have been paid in full, (ii) all Commitments shall have been terminated and all outstanding Letters of Credit shall have expired, been terminated or surrendered and (iii) no other amounts shall then be owing to any Creditor or the Collateral Agent under any Credit Document.

          Required Banks shall mean at any time Banks having Sixty-Six and 67/100 Percent (66.67%) or more of the aggregate principal amount of Loans and Letters of Credit then outstanding, or if no Loans or Letters of Credit are then outstanding, Sixty-Six and 67/100 Percent (66.67%) of the total Commitments of the Banks.

          Required Creditors shall mean the actions or directions of both the Required Banks and the Required Private Noteholders acting together, with respect to any approvals or the amendment or modification of this Agreement as allowed for hereunder; and with respect to any actions or directions to be made by the Required Creditors pursuant to an Instruction Notice given to the Collateral Agent to Foreclose or take any other enforcement action with respect to the Collateral, the Required Creditors shall mean either: (i) the actions or directions of both the Required Banks and the Required Private Noteholders acting together, (ii) the action or directions of One Hundred Percent (100%) of the Banks acting together following a Bank Loan Default which is not also a Private Note Default, or (iii) the actions or directions of the Required Banks following a Bank Loan Default that is also a Private Note Default, or (iv) the actions or directions of the Private Noteholders having Sixty-One Percent (61%) or more of the aggregate principal amount of the Private Notes then outstanding following a Private Note Default.

          Required Private Noteholders shall mean at any time Private Noteholders having Sixty-One Percent (61%) or more of the aggregate principal amount of Private Notes then outstanding.

          Revolving Credit Loan shall have the meaning ascribed thereto in
Section 2.01(a) of the Revolving Credit Agreement.

          Secured Obligations shall mean, as of any date during the term of this Agreement any and all indebtedness, liabilities and obligations payable by the Company and/or the applicable Guarantor, as the case may be, to any of the Creditors pursuant to any Credit Document as of such date, including, without limitation or duplication, (i) the aggregate unpaid principal balances of the Revolving Credit Notes, together with all accrued and unpaid interest thereon, (ii) the unpaid principal balance of all Letter of Credit Loans, together with all accrued and unpaid interest thereon, (iii) the aggregate undrawn face amount of all outstanding Letters of Credit, (iv) the aggregate unpaid principal balances of the Private Notes, together with all accrued and unpaid interest thereon, (v) commitment, issuance and other fees, (vi) funding loss, increased cost and capital adequacy fees, costs and expenses, (vii) yield-maintenance and other premiums and (viii) collection and enforcement costs and expenses, including, without limitation, reasonable attorneys' fees and expenses.

          Security Agreements shall mean those certain Security Agreements dated March 24, 1998, by and between Collateral Agent, as collateral agent for the equal and ratable benefit of the Creditors and either Company or one of the Guarantors, as the same may from time to time be amended, modified, extended or renewed.

          Subsidiary shall mean any corporation of which more than Fifty Percent (50%) of the issued and outstanding capital stock entitled to vote for the election of directors (other than by reason of default in the payment of dividends) is at the time owned directly or indirectly by the Company or any Subsidiary.

          Subsidiary Guaranty shall mean collectively the Subsidiary Guaranty dated July 14, 1995 made jointly and severally by Huntco Nevada, Huntco Steel and Midwest Products in favor of the Private Noteholders, and the Subsidiary Guaranty dated March 24, 1998 made by HSI Aviation in favor of the Private Noteholders in which the Guarantors each guaranteed the Company's obligations under the Note Purchase Agreements.

          Total Outstandings shall mean, as of any date, the sum of (i) the aggregate principal and interest amount of all Revolving Credit Loans outstanding as of such date, plus (ii) the aggregate principal and interest amount of all Letter of Credit Loans outstanding as of such date plus (iii) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date reduced by any amounts held in escrow in respect of such undrawn Letters of Credit by the Collateral Agent pursuant to Section 5.6 plus (iv) the aggregate principal and interest amount of all Private Notes outstanding as of such date.

     1.2     Defined Terms Included in Other Credit Documents.   All defined
terms referenced in this Agreement shall have the meaning ascribed to them herein. If the same or a similar term is defined in either the Note Purchase Agreements or the Revolving Credit
Agreement or any of the other Credit Documents, the definition contained in this Agreement shall prevail.

SECTION 2.     COLLATERAL AGENT.

     2.1 Appointment. Each Creditor hereby irrevocably designates and appoints Mercantile Bank National Association as its collateral agent under each of the Security Agreements, and each Creditor irrevocably authorizes Mercantile Bank National Association, as collateral agent for such Creditor, to execute and deliver the Security Agreements and to take such other action or refrain from taking action, as provided in this Section 2 hereof, on its behalf, under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent, by the terms of this Agreement and the other Security Agreements, together with such other powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such upon the express conditions contained in this Agreement.

     2.2     Powers and Duties.   The Collateral Agent shall have and may
exercise such powers hereunder as are specifically delegated to the Collateral Agent by the terms of this Agreement and the Security Agreements, together with such powers as are reasonably incidental thereto. The Collateral Agent shall have no implied duties to the Creditors nor any obligation to the Creditors to take any action under this Agreement or any of the Security Agreements, except any action specifically provided by this Agreement or any of the Security Agreements to be taken by the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent shall not be required to take any action with respect to any Event of Default except as expressly provided for in this Agreement.

     2.3     General Immunity.   Neither the Collateral Agent nor any of its
directors, officers or employees shall be liable to any of the Creditors for any action taken or not taken by it in connection with this Agreement or any of the Security Agreements (i) with the consent or at the request of the Required Creditors (this clause (i), however, shall not exculpate the Collateral Agent, its directors, officers or employees from their own gross negligence or willful misconduct in the manner in which they take any action with the consent of or at the request of the Required Creditors) or (ii) in the absence of their own gross negligence or willful misconduct; nor shall the Collateral Agent be responsible to any Creditor for the validity, effectiveness, value, sufficiency or enforceability of this Agreement or any other Credit Document or the Collateral (or any part thereof) or for the creation, attachment, perfection or priority of any security interests or liens purported to be granted to the Collateral Agent pursuant to any of the Security Agreements or any other Credit Document.

     2.4     Adequate Provision.   Notwithstanding any other provision
contained in this Agreement to the contrary, to the extent Company fails to reimburse the Collateral Agent pursuant to Section 8.2 or 8.3 of this Agreement, or if any Instruction Notice is delivered to Collateral Agent under this Agreement, the Creditors shall ratably in accordance with their respective Pro Rata Shares indemnify the Collateral Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Company to make any payments required by this Agreement (excepting those described in Sections 8.2 or 8.3), or the Credit Documents), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Creditor to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys' fees and expenses, which the Collateral Agent may incur, directly or indirectly, in connection with this Agreement, or any of the Security Agreements or any action or transaction related hereto or thereto; provided only that the Collateral Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses directly and solely resulting from its own gross negligence or willful misconduct. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement and the Security Agreements, and shall survive the satisfaction and payment of the Company Obligations and the Guarantor Obligations, the expiration or other termination of the Letters of Credit and the termination of this Agreement.

     2.5     Action Upon Instructions of Required Creditors.   The Collateral
Agent agrees, upon the written request of the Required Creditors, to take any action of the type specified in this Agreement or any of the Security Agreements as being within the Collateral Agent's rights, duties, or powers. Notwithstanding the foregoing, the Collateral Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Creditors pro rata in accordance with its Pro Rata Share against any and all liabilities, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability directly and solely caused by Collateral Agent's gross negligence or willful misconduct. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with a written Instruction Notice by the Required Creditors, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Creditors. In the absence of a request by the Required Creditors, the Collateral Agent shall have authority, in its sole discretion, to take or not to take any action necessary for the protection or preservation of the Collateral.

     2.6     Employment of Collateral Agents and Counsel.   The Collateral
Agent may execute any of its duties as Collateral Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Creditors, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care. The Collateral Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

     2.7 Reliance on Documents; Counsel. The Collateral Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Collateral Agent.

     2.8     May Treat Payee as Owner.   The Collateral Agent may deem and
treat the payee of any Private Note or Revolving Credit Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Collateral Agent. Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Private Note or Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Private Note or Revolving Credit Note or of any Private Note or Revolving Credit Note issued in exchange therefor.

     2.9     Collateral Agent's Reimbursement.   Each Creditor agrees to
reimburse the Collateral Agent pro rata in accordance with its Pro Rata Share for (a) any out-of-pocket costs and expenses not reimbursed by Company for which the Collateral Agent is entitled to reimbursement by the Company under this Agreement or any of the Security Agreements and (b) for any other out-of-pocket costs and expenses incurred by the Collateral Agent on behalf of the Creditors in connection with the preparation, execution, delivery, amendment, modification, extension, renewal and/or enforcement of this Agreement and/or any of the Security Agreements.

     2.10     Rights as a Creditor.   With respect to its rights and
obligations under this Agreement, the Collateral Agent shall have the same rights and powers hereunder as any Creditor and may exercise the same as though it were not the Collateral Agent, and the terms "Creditor" and "Creditors" shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with the Company and its Subsidiaries and affiliates as if it were not the Collateral Agent.

     2.11     Collateral Agent's Calculations.   In making the determinations
and allocations required by Section 5.4 (with respect to proceeds from a Foreclosure and Reallocable Payments), the Collateral Agent may rely upon information supplied by the Creditors as to the amount payable with respect to the Secured Obligations, absent manifest error, and the Collateral Agent, as such, shall have no liability to the Company, any of the Guarantors or any Creditor for actions taken in reliance on such information, except for its own gross negligence or willful misconduct.

     2.12     Resignation and Removal of Collateral Agent.   Subject to the
appointment of a successor Collateral Agent, the Collateral Agent may resign as Collateral Agent for the Creditors under this Agreement and the Security Agreements at any time by thirty (30) days' notice in writing to the Creditors and Company and Collateral Agent may be removed at any time by the vote of Creditors owning a majority of the Total Outstandings ("Removal Vote"). Such resignation or removal shall take effect upon appointment of such successor Collateral Agent. The Creditors owning the majority of the Total Outstandings at the time of said resignation or removal shall have the right to appoint a successor Collateral Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Collateral Agent under this Agreement and the Security Agreements. In the event a successor Collateral Agent shall not have been appointed within the thirty (30) day period following the giving of notice of resignation by the Collateral Agent or following delivery of notice to Collateral Agent of a Removal Vote, the Collateral Agent may appoint its own successor. Resignation by the Collateral Agent shall not affect or impair the rights of the Collateral Agent under Sections 2.4, 2.9, 8.2 and 8.3 hereof with respect to all matters preceding such resignation. Any successor Collateral Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $500,000,000.00.

     2.13 Collateral Agent Fee. As compensation for its services as Collateral Agent, the Company and the Guarantors jointly and severally agree to pay the Collateral Agent an annual fee equal to Five Thousand Dollars ($5,000.00) to be paid in arrears on each anniversary date of this Agreement.

     2.14     Duration of Agency.   The agency established by Section 2.1
hereof shall continue, and Sections 2.1 through and including this Section
2.14 shall remain in full force and effect until this Agreement and the Security Agreements are released pursuant to Section 7.1.

SECTION 3.      NOTICE OF DEFAULT AND REMEDIES.

     3.1     Notice of an Event of Default.   (a) The Private Noteholders
shall notify the Collateral Agent in writing within five (5) business days after learning of the occurrence of an "Event of Default" as defined in the Note Purchase Agreements which has not been waived in writing by the Private Noteholders ("Private Note Default"). The Agent shall notify the Collateral Agent in writing within five (5) business days after learning of the occurrence of an "Event of Default" as defined in the Revolving Credit Agreement which has not been waived in writing by the Banks ("Bank Loan Default"). The foregoing notice of either a Private Note Default or a Bank Note Default is referred to as a "Notice of Default".

     (b) Upon receipt by the Collateral Agent of a Notice of Default, the Collateral Agent shall promptly provide the Company and the Creditors with a "Sharing Notice" (as defined in Section 6.1). Following Company's receipt of a Sharing Notice from Collateral Agent, and so long as such Sharing Notice is in effect, Company and each Guarantor thereafter shall make all payments due to any of the Creditors directly to the Collateral Agent on the date when due in accordance with Section 4.2 hereof. Following a Notice of Default, the Collateral Agent shall exercise the rights and remedies provided in the Security Agreements and in this Agreement, subject to the direction of the Required Creditors as provided herein and therein. Except as permitted herein and in the Security Agreements, the Collateral Agent is not empowered to exercise any remedy hereunder or under the Security Agreements unless a Notice of Default is in effect; provided, however, that the Collateral Agent may at any time in its discretion (but shall not be obligated to) take any action necessary for the protection or preservation of the Collateral. A Notice of Default shall become effective upon receipt thereof by the Collateral Agent.
A Notice of Default, once effective, shall remain in effect unless and until it is cancelled as provided hereinbelow. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless such Collateral Agent has received a Notice of Default. A Notice of Default may be cancelled by the delivery of a Notice of Cancellation to the Collateral Agent, which shall become effective upon receipt thereof by the Collateral Agent. The Collateral Agent shall promptly notify the Company, each Guarantor and each Creditor as to the receipt and contents of any such Notice of Cancellation.

     3.2 Instruction Notice. Following the occurrence of an Event of Default and receipt of the related Notice of Default, the Required Creditors shall have the right to deliver a written Instruction Notice to the Collateral Agent directing the Collateral Agent as to what action shall be taken or shall not be taken, which shall include without limitation, directing the Collateral Agent whether or not to commence to Foreclose on the Collateral. Following receipt of an Instruction Notice, Collateral Agent shall provide written notice thereof to the Company, the Guarantors and each of the other Creditors.

     3.3 Enforcement Of Rights In Respect Of The Collateral. So long as a Notice of Default shall remain in effect, (i) upon the delivery of an Instruction Notice by the Required Creditors, the Collateral Agent shall proceed in respect of, and enforce its rights with respect to, the Collateral as specified in such Instruction Notice (provided, however, that the Collateral Agent shall in all cases be fully justified in failing or refusing to act under this Agreement unless it shall be indemnified to its satisfaction by the Creditors based on their respective Pro Rata Shares against any and all liabilities, costs and expenses that may be incurred by it by reason of taking or continuing to take any such action), (ii) all proceeds resulting from any Foreclosure, including interest thereon, shall be held by the Collateral Agent in a separate, segregated account and applied in accordance with Section 5.4 and (iii) the Collateral Agent shall not release Collateral except pursuant to an Instruction Notice or except as required by the applicable Credit Document.

     3.4 Collateral Agent's Action Upon Instructions. Upon delivery of one or more Instruction Notices at any time and from time to time from the Required Creditors, the Collateral Agent shall take such of the following actions as may be specified in such Instruction Notices (provided, however, that the Collateral Agent shall in all cases be fully justified in failing or refusing to act under this Agreement unless it shall be indemnified to its satisfaction by the Creditors based on their respective Pro Rata Shares against any and all liabilities, costs and expenses that may be incurred by it by reason of taking or continuing to take any such action): (a) give such notice, direction or consent or exercise such right, remedy or power or take such action hereunder or under the Security Agreements or in respect of any part of or all the Collateral, as it shall be entitled to take and as shall be specified in such Instruction Notices; (b) take such action with respect to or to preserve or protect the Collateral (including the discharge of Liens) as it shall be entitled to take and as shall be specified in such Instruction Notice; (c) approve (as satisfactory to it) or disapprove all matters required by the terms of the Security Agreement to be satisfactory to the Collateral Agent; and (d) release Collateral. Upon receiving an Instruction Notice from the Required Creditors the Collateral Agent shall, or in the absence of such Instruction Notice, the Collateral Agent may in its discretion (but shall not be obligated to) execute and file or cause to be executed and filed any instrument or document relating to any Collateral, or the security interest granted in the Security Agreements as may be necessary to protect and preserve the security interests created by or pursuant to the Security Agreements. An Instruction Notice and the actions taken in accordance therewith shall be binding upon all of the Creditors.

     3.5      Rights Of Creditors .   Except as set forth in this Agreement or
the other Credit Documents, the right of each Creditor to receive payment of the Secured Obligations held by such Creditor when due (whether at the stated maturity thereof, by acceleration or otherwise), and the obligations of the Company and the Guarantors to pay such Secured Obligations when due, shall not be impaired or affected by the terms of this Agreement or the other Credit Documents without the consent of such Creditor.

SECTION 4.     PAYMENTS DUE FROM COMPANY.

     4. l      Payments Prior to a Sharing Notice.  Prior to Company's receipt of a Sharing Notice and following a Notice of Cancellation, Company and each Guarantor shall continue to make all required payments to the Creditors pursuant to the terms of the Note Purchase Agreements (and the related Private Notes) and the Revolving Credit Agreement (and the related Loans) and the other Credit Documents (the "Payments").

     4.2 Payments After a Sharing Notice. Upon Company's receipt of a Sharing Notice from the Collateral Agent, Company and each Guarantor shall thereafter make all Payments coming due to any of the Creditors directly to the Collateral Agent for the benefit of the Creditors to be distributed to the Creditors in accordance with the terms of this Agreement. The Company or the applicable Guarantor, as the case may be, shall receive credit against amounts due under the Credit Documents upon the delivery of the Payment to the Collateral Agent. The Company shall continue to make all Payments as provided in this Section 4.2 until the Company Obligations have been paid in full or until Company receives a Notice of Cancellation. Each Guarantor shall continue to make all Payments as provided in this Section 4.2 until the Guarantor Obligations owed by such Guarantor has been paid in full or until Company receives a Notice of Cancellation.

SECTION 5.     DISBURSEMENT OF PAYMENTS AND PROCEEDS FROM COLLATERAL.

     5.l     Disbursement of Payments. The Collateral Agent shall promptly distribute each Payment received by Collateral Agent following a Notice of Default to each of the Creditors ("Payment Distribution") in accordance with the provisions of Section 5.4.

     5.2      Investment of Funds Held by Collateral Agent.   Any funds
received by Collateral Agent pursuant to this Agreement that are held by Collateral Agent for more than three (3) business days shall be invested by Collateral Agent for the benefit of the Creditors in (i) marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing not later than the earlier of the anticipated disbursement date of such amounts and the date one hundred eighty (180) days from the date of acquisition thereof; (ii) investments in commercial paper maturing not later than the earlier of the anticipated disbursement date of such amounts and the date one hundred eighty
(180) days from the date of acquisition thereof and having, at such date of acquisition, a rating of "A-2" or better from Standard & Poor's Ratings Group or a rating of "P-1" or better from Moody's Investors Service, Inc.; (iii) investments in certificates of deposit, banker's acceptances and time deposits maturing not later than the earlier of the anticipated distribution date of such amounts and the date one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Collateral Agent or any office of any other commercial bank which has a combined capital and surplus and undivided profits of not less than $500,000,000 and which has a long-term bank deposit rating of "A" or better from Standard & Poor's Ratings Group or from Moody's Investors Service, Inc. and (iv) investments in repurchase agreements with the Collateral Agent or any other commercial bank referred to in clause
(iii) above with respect to obligations of the type referred to in clause (i) above, provided that such repurchase agreement is secured by such obligations and requires repurchase thereunder within ten ( 10) day.

     5.3      Accounting of Amounts Due Creditors.   If Collateral Agent is
directed to foreclose on the Collateral pursuant to an Instruction Notice, Collateral Agent shall provide each Creditor and Company with written notice that the Collateral is to be foreclosed upon and a projected date for the completion of the foreclosures ("Settlement Date"). Within five (5) business days after receipt of such notice, each Creditor which is not a Bank and the Agent on behalf of each of the Banks shall submit to Collateral Agent an accounting of all Secured Obligations due from Company to the applicable Creditor pursuant to the Credit Documents, which shall include a breakdown of the Secured Obligations due each Creditor and Agent (less any Payments received pursuant to the Sharing Provisions) (the "Settlement Statement").
The Settlement Statement shall also provide a per diem interest amount due for each day after the Settlement Date based on the amount due to such Creditor ("Per Diem Interest"). Each Creditor which is not a Bank and the Agent on behalf of each of the Banks shall also simultaneously provide a copy of the Settlement Statement to the Company. Collateral Agent shall update each Settlement Statement to reflect all Payments made by the Collateral Agent to each Creditor after the date the Settlement Statement is delivered to Collateral Agent.

     5.4 Disbursements of Payments and Proceeds From Sale of Collateral. Collateral Agent shall promptly distribute all Payments and Reallocable Payments received, and within three (3) business days after receiving any proceeds from a Foreclosure, shall distribute such foreclosure proceeds and any interest earned thereon, in the following order of priority:

     (a)     First, to the Collateral Agent for any amounts due under Section
8.2 hereof and then to any other Creditor which has theretofore advanced or paid such amounts, an amount equal to the amount thereof so advanced or paid by such Creditor and for which such Creditor previously has not been reimbursed;

     (b) Second, to the Creditors, in an amount equal to the unpaid principal and unpaid interest portion of the Secured Obligations held by the Creditors (including the undrawn face amount of all outstanding Letters of Credit, reduced by all amounts then held by the Collateral Agent in escrow in accordance with Section 5.5); provided, however, that (i) if such moneys shall be insufficient to pay such amounts in full, such moneys shall be distributed or, if applicable, escrowed, as described below, on a pro rata and pari passu basis to such Creditors in proportion to the unpaid amounts and (ii) the amount of such proceeds allocable to outstanding but undrawn Letters of Credit (the "Required Amount") shall be deposited in escrow and held by the Collateral Agent until the Escrow Release Date and thereafter applied in accordance with Section 5.5;

     (c) Third, to the Creditors in an amount equal to all other sums which constitute Secured Obligations held by such Creditors, including, without limitation, the costs and expenses of such Creditors and their representatives which are due and payable under the Credit Documents and which constitute Secured Obligations; provided, however, that if such moneys shall be insufficient to pay such sums in full, such moneys shall be distributed on a pro rata and pari passu basis to such Creditors in proportion to such unpaid amounts; and

     (d) Fourth, to be held as part of the Collateral and applied to Secured Obligations until the earlier of the Repayment Date or the Collateral Release Date, whereupon any surplus or other amount then remaining, including any interest earned thereon, shall be paid to the Company and/or the applicable Guarantors, as the case may be, or their respective successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     For further clarity, each Creditor's pro rata share of second priority payments shall be determined by multiplying the amount available by a fraction, the numerator of which is the Secured Obligations of the type specified in the second priority payment clause owing to such Creditor and the denominator of which is the total Secured Obligations of the type specified in the second priority payment clause. For purposes of such proration the amount of the Secured Obligations (and each Creditor's pro rata share thereof) shall be determined as of the date the payment is being made by Collateral Agent. With respect to third priority payments, each Creditor's share shall be determined by multiplying the amount available by a fraction, the numerator of which is the amount owing, other than amounts included in the second priority distribution, in respect of the Secured Obligations owing to such Creditor and the denominator of which is the total Secured Obligations owing to all of the Creditors.

     All distributions made by the Collateral Agent pursuant to this Section
5.4 shall be (absent manifest error and subject to any decree of any court of competent jurisdiction) final. Each Creditor hereby agrees that amounts distributed to it in accordance with Section 5.4 shall be promptly applied by such Creditor in accordance with its Credit Documents to reduction of the Secured Obligations held by such Creditor.

     The apportionment, allocation, and sharing of the Collateral and the proceeds thereof and Reallocable Payments, as provided in this Agreement, shall be made among the Creditors on a pro rata and pari passu basis, without regard to their relative priorities, if any, of their security interests in any of the Collateral, and shall not be affected by any lack of validity or enforceability of the security interests conveyed by the Security Agreements, the appointment of any receiver or similar individual or entity or any provision of law that may provide to the contrary.

     5.5     Letter Of Credit Escrow.   (a)     Any amounts placed in escrow
pursuant to the second priority clause of Section 5.4 shall be held in escrow until the applicable Escrow Release Date. If on the applicable Escrow Release Date, the corresponding Letter of Credit (i) has been drawn on, an amount equal to the amount deposited in escrow with respect to such Letters of Credit shall be disbursed to the applicable Creditors in satisfaction of its corresponding Secured Obligation or (ii) has not been drawn on, the amount held in escrow and relating to such Letter of Credit shall be disbursed as proceeds of Collateral to those Creditors which would have received a distribution of such proceeds and to the Company in such amounts as they would have received as if the Letter of Credit had not been deemed to be issued and outstanding for purposes of the distribution which gave rise to the escrow deposit.

     (b)     Pending the disbursement thereof pursuant to the terms of this
Section 5.5, any amounts held in escrow shall (to the extent the Collateral Agent deems practical) be invested by the Collateral Agent in (i) marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing not later than the earlier of the anticipated disbursement date of such amounts and the date one hundred eighty (180) days from the date of acquisition thereof; (ii) investments in commercial paper maturing not later than the earlier of the anticipated disbursement date of such amounts and the date one hundred eighty
(180) days from the date of acquisition thereof and having, at such date of acquisition, a rating of "A-2" or better from Standard & Poor's Ratings Group or a rating of "P-1" or better from Moody's Investors Service, Inc.; (iii) investments in certificates of deposit, banker's acceptances and time deposits maturing not later than the earlier of the anticipated distribution date of such amounts and the date one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Collateral Agent or any office of any other commercial bank which has a combined capital and surplus and undivided profits of not less than $500,000,000 and which has a long-term bank deposit rating of "A" or better from Standard & Poor's Ratings Group or from Moody's Investors Service, Inc. and (iv) investments in repurchase agreements with the Collateral Agent or any other commercial bank referred to in clause
(iii) above with respect to obligations of the type referred to in clause (i) above, provided that such repurchase agreement is secured by such obligations and requires repurchase thereunder within ten ( 10) days.

SECTION 6.     REALLOCABLE PAYMENTS AND SHARING
 .
     6.1     Sharing Notice.   The Collateral Agent shall upon receipt of a
Notice of Default give written notice to each of the Creditors and Company advising each party that a Notice of Default has been received, informing each party of the contents of the Notice of Default and advising each party that the provisions of this Section 6.1 are to be implemented effective as of the date of the Notice of Default (hereinafter referred to as a "Sharing Notice"). Within three (3) business days following receipt of a Sharing Notice, each Creditor which is not a Bank and the Agent on behalf of each of the Banks shall provide to Collateral Agent and Company in writing a summary of the amount of the Secured Obligations due to each Creditor as of the date of the Sharing Notice. Collateral Agent shall prepare a written summary of the Secured Obligations due to each Creditor individually and the total Secured Obligations due to all Creditors in the aggregate ("Total Secured Obligations"). The Total Secured Obligations summary shall be updated each time Collateral Agent makes a Payment Distribution. Collateral Agent shall deliver the Total Secured Obligations summary to each Creditor and to Company each time a Payment Distribution is made or at any other time if requested by any Creditor in writing. Any Sharing Notice shall be effective as of the date it is sent by the Collateral Agent and shall remain effective until a Notice of Cancellation has been delivered to the Collateral Agent.

     6.2     Reallocable Payments.   If any Creditor receives any Reallocable
Payment (whether by way of voluntary or involuntary payment, by virtue of an exercise of any right of set-off or offset, by virtue of the application of any provision of any of the Credit Documents (other than this Agreement) or in any other manner except pursuant to this Agreement) in respect of any Secured Obligation, such Creditor shall forthwith notify the Collateral Agent thereof of its receiving the same and after receipt of a Sharing Notice pay to the Collateral Agent for the account of the Creditors an amount equal to the Reallocable Payment. Upon receipt of any such payment the Collateral Agent shall distribute the same to the Creditors in accordance with the provisions of Section 5.4.

     6.3     Disgorged Payments.   If, following the making by any Creditor (a
"Paying Creditor") of any payment pursuant to Section 6.2, the amount obtained by the Paying Creditor which gave rise to such payment (the amount so obtained being herein called the "relevant amount") or any part of the relevant amount is required to be repaid by the Paying Creditor to the Company, any of the Guarantors or any other Person, the Collateral Agent (if it shall then hold the same) and each of the other Creditors which has received any part thereof (each, a "Sharing Creditor") shall promptly (and in any event within five (5) business days after its receipt of notification from the Collateral Agent requiring such repayment, which notification the Collateral Agent shall dispatch promptly upon its determining the amount of the repayment required from the relevant Sharing Creditor) repay the relevant amount or the part thereof received by the Collateral Agent or such Sharing Creditor, as the case may be, to the Paying Creditor together with such amount as is equal to the appropriate proportion of the interest, if any (in respect of the period during which the Collateral Agent or such Sharing Creditor (as the case may be) held such amount (or part thereof)), the Paying Creditor shall have been obliged to pay when repaying such relevant amount as aforesaid.

     6.4      Further Sharing Provisions.   Each Creditor agrees that until
such Creditor has paid over or applied for the benefit of the other Creditors, all Payments and all proceeds of the Collateral and Reallocable Payments due to such other Creditors pursuant to the provisions of this Section 6 and
Section 5.4, such Payments and proceeds shall be held in trust for the benefit of such other Creditors. Each Creditor receiving proceeds from another Creditor pursuant to this Section 6 shall, within two (2) business days after receipt thereof, notify the Company and the Guarantors of such receipt and the amount thereof.

SECTION 7.     TERM OF AGREEMENT, RELEASE OF COLLATERAL.

     7.1      Term of Agreement.   The Creditors, Collateral Agent, Company
and Guarantors agree that this Agreement shall continue in full force and effect until such time as any of the following occurs:

     (a) All of the Company Obligations and all of the Guarantor Obligations under the Credit Documents shall have been paid in full, all of the Letters of Credit have expired or been terminated and the Banks' commitments under the Revolving Credit Agreement shall have terminated or expired.

     (b) All of the Company Obligations and all of the Guarantor Obligations under the Revolving Credit Agreement and the related Revolving Credit Loans and the Letter of Credit Loans shall have been paid in full, all of the Letters of Credit have expired or been terminated and the Banks' commitments under the Revolving Credit Agreement shall have terminated or expired, and the Private Notes are still outstanding and there exists no Private Note Default.

     (c) The Company shall have complied with all of its covenants under the Credit Documents and to each Creditor, no Event of Default and no event which with the passage of time or the giving of notice or both would constitute an Event of Default shall have occurred and be continuing and the Company shall have achieved a Consolidated Debt to Consolidated EBITDA Ratio of less than 3.50:1 for three (3) consecutive fiscal quarters ("Collateral Release Benchmark"). Upon achieving the Collateral Release Benchmark, Company shall submit to Collateral Agent and to each Creditor Company's financial statements for all of the fiscal quarters included in the calculation of the Consolidated Debt to Consolidated EBITDA Ratio and an affidavit from the Company certifying that the Company is in compliance with all of the covenants contained in the Credit Documents and to each Creditor, and that no Event of Default and no event which with the passage of time or the giving of notice or both would constitute an Event of Default has occurred. Each Creditor agrees to notify Collateral Agent within twenty-five (25) days after receipt of such financial statements and affidavit and confirm with Collateral Agent that there are no Events of Default that the Creditor is aware of, and acknowledging that Collateral Agent is authorized to release the Collateral. Failure by any Creditor to provide such acknowledgment within said twenty-five (25) day period shall be deemed an acknowledgment that Collateral Agent is authorized to release the Collateral to Company and the Guarantors, and such Creditor thereby waives its right to object to the release of the Collateral at a later date. At the end of said twenty-five (25) day period, the Collateral Agent shall provide written notice to the Company and each of the Creditors that the Collateral Release Benchmark has been achieved ("Collateral Release Date") unless the Collateral Agent receives written notice from one or more Creditors stating that the Collateral Release Benchmark has not been achieved and the basis for said conclusion, notice of which shall be immediately forwarded to the Company by Collateral Agent.

     Upon the satisfaction of the requirements of either Section 7.1(a), (b) or (c), Collateral Agent and all of the Creditors shall, at the expense of the Company, promptly take all necessary actions to release the Collateral, terminate the Security Agreements and all financing statements filed on the Collateral and this Agreement shall automatically be deemed terminated, and of no further force and effect ("Collateral Release Date").

SECTION 8. GENERAL.

     8.1     No Waiver.   No Failure or delay by the Collateral Agent or any
of the Creditors in exercising any right, remedy, power or privilege hereunder or under any other Creditor Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein and in the other Credit Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of any of the Creditors to exercise any statutory or common law right of banker's lien or set-off, except as specifically provided in Section 6.2.

     8.2      Cost and Expenses.   Company and the Guarantors, jointly and
severally, agree to pay the Collateral Agent, and each of the Creditors upon demand (i) all reasonable out-of-pocket costs and expenses and all attorneys' fees of the Collateral Agent in connection with the preparation, documentation, negotiation and execution of this Agreement and Security Agreements, (ii) all recording, filing and search fees and expenses incurred in connection with this Agreement and the Security Agreements, (iii) all out-of-pocket costs and expenses and all attorneys' fees of the Collateral Agent, and each of the Creditors in connection with (a) the preparation, documentation, negotiation and execution of any amendment, modification, extension or renewal of this Agreement or the Security Agreements, (b) the preparation of any waiver or consent hereunder or under any of the Security Agreements or (c) any Bank Loan Default or Private Note Default or Event of Default or alleged Event of Default, and (iv) if an Event of Default occurs, all out-of-pocket costs and expenses and all attorneys' fees incurred by the Collateral Agent, and each of the Creditors in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Company further agrees to pay or reimburse the Collateral Agent and each of the Creditors for charges or fees which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement or any of the Security Agreements. All of the obligations of Company under this Section 8.2 shall survive the satisfaction and payment of Company Obligations and Guarantor Obligations arising from the Credit Documents and the termination of this Agreement.

     8.3     General Indemnity.   In addition to the payment of expenses
pursuant to Section 8.2, Company and the Guarantors, jointly and severally, hereby agree to indemnify, pay and hold the Collateral Agent, and each of the Creditors and any holder(s) of the Loans or Private Notes, and the officers, directors, employees, agents and affiliates of the Collateral Agent, each of the Creditors and such holder(s) (collectively, the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Credit Documents or any other agreement, document or instrument executed and delivered by Company in connection herewith or therewith, (collectively, the "indemnified liabilities"); provided that Company shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final nonappealable order. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company and the Guarantors shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.3 shall survive the satisfaction and payment of Company's Obligations and Guarantor Obligations arising from the Credit Documents and the termination of this Agreement.

     8.4      Authority to Act.   The Collateral Agent shall be entitled to
act on any notices and instructions (telephonic or written) believed by the Collateral Agent in good faith to have been sent or delivered by any person identifying himself as an authorized representative of any of the Creditors, regardless of whether such notice or instruction was in fact delivered by such person.

     8.5      Notices.   Any notice, request, demand, consent, confirmation or
other communication hereunder shall be in writing and delivered in person or sent by telecopy or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature pages hereof, or at such other address or telecopy number as any party hereto may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy, or on the third (3rd) business day after the day on which mailed, if sent by registered or certified mail; provided, however, that notices to the Collateral Agent under Section 3 shall not be effective until actually received by the Collateral Agent.

     8.6 Consent to Jurisdiction; Waiver of Jury Trial. COMPANY AND EACH GUARANTOR IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS THE COLLATERAL AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. COMPANY AND EACH GUARANTOR IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH COMPANY OR SUCH GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND COMPANY AND EACH GUARANTOR FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. COMPANY AND EACH GUARANTOR HEREBY EXPRESSLY WAIVE ALL RIGHTS OF ANY OTHER JURISDICTION WHICH COMPANY OR SUCH GUARANTOR MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. COMPANY AND EACH GUARANTOR AUTHORIZE THE SERVICE OF PROCESS UPON COMPANY OR SUCH GUARANTOR BY REGISTERED MAIL SENT TO COMPANY OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH IN SECTION
8.5. COMPANY, THE GUARANTORS, THE COLLATERAL AGENT AND THE CREDITORS IRREVOCABLY WAIVE THE RIGHT TO TRIAL, BY JURY WITH RESPECT TO ANY ACTION IN WHICH COMPANY AND/OR ANY OR THE GUARANTORS AND THE COLLATERAL AGENT AND/OR ANY OF THE CREDITORS ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE SECURITY AGREEMENTS.

     8.7     Governing Law.   This Agreement shall be governed by and
construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

     8.8      Amendments and Waivers.   Any provision of this Agreement or any
of the Security Agreements may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Company and the Required Banks and the Required Private Noteholders (and, if the rights or duties of the Collateral Agent in its capacity as Collateral Agent are affected thereby, by the Collateral Agent).

     8.9     References; Headings for Convenience.   Unless otherwise
specified herein, all references herein to Section numbers refer to Section numbers of this Agreement. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

     8.10     Successors and Assigns.   The provisions of this Agreement shall
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Company nor any of the Guarantors may assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Collateral Agent and each of the Creditors.

     8.11      Intercreditor Agreement Shall Control.   The provisions
contained herein concerning the Collateral and proceeds thereof and payment thereof after a Event of Default shall be controlling, notwithstanding the terms of any agreement between any Creditor, the Collateral Agent and the Company and/or any of the Guarantors under any other document or instrument between such parties, whether or not bankruptcy, receivership or insolvency proceedings shall at any time have been commenced. To the extent there is any inconsistency between the terms and provisions of this Agreement and the other Credit Documents, the provisions of this Agreement shall govern and control.

     8.12      Severability.   In the event any one or more of the provisions
contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that executed facsimiles of this Agreement shall be deemed an original. The parties further agree that following execution of this Agreement by facsimile, the parties will follow up with the execution and delivery of signed counterparts to each of the other parties.

     8.14      Resurrection of the Secured Obligations.   To the extent that
any of the Creditors receives any payment on account of any of the Secured Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Secured Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property or assets of Company and/or any of the Guarantors and theretofore created and/or existing in favor of such Creditor(s) as security for the payment of such the Secured Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by such Creditor(s) and applied on account of the Secured Obligations.

     IN WITNESS WHEREOF, the Private Noteholders, the Banks and the Collateral Agent have executed this Intercreditor Agreement this 24th day of March, 1998.

BANKS:
-----

MERCANTILE BANK NATIONAL ASSOCIATION,
as Collateral Agent, Agent  and Bank
721 Locust Street
St. Louis, Missouri 63101

HARRIS TRUST AND SAVINGS BANK
111 West Monroe   2C
Chicago, Illinois 60603

THE FIRST NATIONAL BANK OF CHICAGO
1 First National Plaza
Mail Ste. 0173
Chicago, Illinois 60670-0173

BANK OF AMERICA NT&SA
231 South LaSalle
Chicago, Illinois 60697

SUNTRUST BANK, ATLANTA
25 Park Place, N.E., Mail Code 124
Atlanta, Georgia 30303


PRIVATE NOTEHOLDERS:
-------------------

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
  Holder of Private Notes in the principal amount of $29,600.000
711 High Street
Des Moines, Iowa 50392-0800
Attention:  Investment Department   Securities Division

NIPPON LIFE INSURANCE COMPANY OF AMERICA,
By Its Attorney-in-Fact, PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
 Holder of Private Notes in the principal amount of $400,000
c/o Principal Mutual Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0800
Attention:  Investment Department   Securities Division

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY
 Holder of Private Notes in the principal amount of $11,000,000
Transamerica Investment Services
1150 South Olive Street, Suite 2700
Los Angeles, California 90015


TRANSAMERICA ASSURANCE COMPANY
 Holder of Private Notes in the principal amount of $2,000,000
Transamerica Investment Services
1150 South Olive Street, Suite 2700
Los Angeles, California 90015

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
 Holder of Private Notes in the principal amount of $2,000,000
Transamerica Investment Services
1150 South Olive Street, Suite 2700
Los Angeles, California 90015

PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
 Holder of Private Notes in the principal amount of $2,000,000
1600 Market Street
Philadelphia, Pennsylvania  19103

BERKSHIRE LIFE INSURANCE COMPANY
 Holder of Private Notes in the principal amount of $2,000,000
700 South Street
Pittsfield, Massachusetts 01201
Attention:  Securities Department

THE SECURITY MUTUAL LIFE INSURANCE COMPANY OF LINCOLN, NEBRASKA
 Holder of Private Notes in the principal amount of $1,000,000
200 Centennial Mall North (68508)
Lincoln, Nebraska  68501
Attention:  Investment Department

COMPANY:
-------

HUNTCO INC., a Missouri corporation
By:    /s/ Robert J. Marischen
Title: Vice Chairman & CFO
14323 South Outer Forty Road
Suite 600 North
Town and Country, Missouri 63017
Attention:  Vice Chairman and CFO
Telecopy number:  (314) 878-4537

GUARANTORS:
----------

HUNTCO NEVADA, INC. a Nevada corporation
By:      /s/ George A. Stoecklin
Title:   President
2437 East Cheyenne
North Las Vegas, Nevada 89030
Attention:  President
Telecopy number:  (702) 642-0669

HUNTCO STEEL, INC., a Delaware corporation
By:    /s/ Anthony J. Verkruyse
Title: Vice President & Secretary
14323 South Outer Forty Road
Suite 600 North
Town and Country, Missouri 63017
Attention:  Vice President
Telecopy number:  (314) 878-4537

MIDWEST PRODUCTS, INC., a Missouri corporation
By:    /s/ Anthony J. Verkruyse
Title: Vice President & Secretary
14323 South Outer Forty Road
Suite 600 North
Town and Country, Missouri 63017
Attention:  Vice President
Telecopy number:  (314) 878-4537

HSI AVIATION, INC. a Missouri corporation
By:    /s/ Robert J. Marischen
Title: President
14323 South Outer Forty Road
Suite 600 North
Town and Country, Missouri 63017
Attention:  Vice President
Telecopy number:  (314) 878-4537